Exhibit 99.1

RESEARCH

Research Update:

Prospect Medical Holdings Inc. Assigned 'B+' Ratings; Outlook Stable

Publication date:	19-Jun-2007
Primary Credit Analyst:	Hema Singh, New York (1) 212-438-7254;
hema_singh@standardandpoors.com
Secondary Credit Analyst:	Joseph Marinucci, New York (1) 212-438-2012;
joseph_marinucci@standardandpoors.com

Rationale

On June 19, 2007, Standard & Poor’s Ratings Services assigned its ‘B+’  corporate credit rating on Prospect Medical Holdings Inc., (Amex:PZZ;Prospect). The outlook is stable.

At the same time, Standard & Poor’s assigned its ‘B+’ bank loan and ‘3’  recovery ratings to Culver City, Calif.-based Prospect’s proposed $160 million  senior secured bank facilities, consisting of a $15 million revolving credit  facility due 2012 and a $145 million term loan due 2014. The facilities are  rated the same as the corporate credit rating on Prospect, with a recovery  rating of ‘3’, indicating the expectation for meaningful recovery of principle  in the event of payment default.

The assigned ratings are based on the counterparty credit rating on  Prospect and reflect the company’s geographic and client concentrations,  acquisition-oriented growth strategy, and increased financial leverage.”Offsetting factors include the company’s integrated operational relationship  with Prospect Medical Group, its established competitive position in core  markets, good earnings/cash flow profile, and mostly unregulated business.

The proceeds of the loan will be used to refinance Prospect’s current  outstanding term loan, to partially finance its planned acquisition of Alta,  which is a privately owned for-profit hospital management company that owns  and operates four community-based hospitals in the greater Los Angeles area and to refinance Alta’s indebtedness.

Prospect operates as a medical services organization to HMO enrollees in  California (L.A., Orange, and San Bernardino Counties) where it provides care  for about 250,000 HMO enrollees including 199,000 commercial, 27,000 Medi-Cal,  and 24,000 seniors through 12 Individual Practice Associations (IPAs) and  three medical clinics. Its largest customers are PacifiCare, Health Net, Blue  Cross Calif., and Blue Shield Calif.

Outlook

Standard & Poor’s expects Prospect Medical to remain focused on managing the  medical risk of its affiliated physician organizations and maintaining  efficient operations. Prospect Medical’s established market presence in its  core market will facilitate its sustained competitiveness and enable the  company to grow and diversify its business profile. The outlook also reflects  our expectation for Prospect Medical to sustain its earnings profile and  prudently manage its overall growth objectives, which includes the integration  of Alta.

By year-end 2007, we expect combined pro forma revenue to be $300 million-$325 million and for the company to serve 240,000-250,000 members.  Pretax ROR is expected to be 5%-7%, resulting in financial leverage and  coverage metrics considered moderately conservative for the rating category.  By year-end 2007, debt to EBITDA and pro forma interest coverage are expected to be 2.75x-3.25x and 4x-5x, respectively.

Ratings List

New Rating

Prospect Medical Holdings Inc

Senior Secured

Local Currency                                              B+

Recovery rating                                             3

New Rating; CreditWatch/Outlook Action

Prospect Medical Holdings Inc

Counterparty Credit Rating

Local Currency                                              B+/Stable/--

Complete ratings information is available to subscribers of RatingsDirect, the real-time Web-based source for Standard & Poor’s credit ratings, research, and risk analysis, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.

Analytic services provided by Standard & Poor’s Ratings Services (Ratings Services) are the result of separate activities designed to preserve the independence and objectivity of ratings opinions. The credit ratings and observations contained herein are solely statements of opinion and not statements of fact or recommendations to purchase, hold, or sell any securities or make any other investment decisions. Accordingly, any user of the information contained herein should not rely on any credit rating or other opinion contained herein in making any investment decision. Ratings are based on information received by Ratings Services. Other divisions of Standard & Poor’s may have information that is not available to Ratings Services. Standard & Poor’s has established policies and procedures to maintain the confidentiality of non-public information received during the ratings process.

Ratings Services receives compensation for its ratings. Such compensation is normally paid either by the issuers of such securities or third parties participating in marketing the securities. While Standard & Poor’s reserves the right to disseminate the rating, it receives no payment for doing so, except for subscriptions to its publications. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

Copyright © 2007 Standard & Poor’s, a division of The McGraw-Hill Companies.
All Rights Reserved. Privacy Notice